                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               PJ America, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               PJ AMERICA, INC.
                              2300 Resource Drive
                          Birmingham, Alabama  35242



                                April 12, 1999



Dear Stockholder:

     On behalf of the entire PJ America management team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 am (Eastern Daylight time) on Tuesday, May 25, 1999 at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky.

     In addition to the formal items of business to be brought before the meeting, we will discuss our 1998 results and answer your questions.

     Thank you for your support of PJ America. We look forward to seeing you on May 25th.

                                       Sincerely,



                                       /s/  Douglas S. Stephens
                                       -----------------------------------
                                            Douglas S. Stephens
                                            President and C.E.O.

                               PJ AMERICA, INC.
                              2300 Resource Drive
                          Birmingham, Alabama  35242


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 1999


To the Stockholders:

     The Annual Meeting of Stockholders of PJ America, Inc. (the "Company") will be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky on Tuesday, May 25, 1999 at 11:00 a.m. (E.D.T.), for the following purposes:

(1) To elect two directors to serve until the 2002 annual meeting of stockholders or until their successors are elected and qualified;

(2) Consider, ratify and approve an amendment to the PJ America, Inc. 1996 Stock Ownership Incentive Plan to increase the number of shares available for issuance, thereunder;

(3) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 26, 1999;

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on April 1, 1999, are entitled to receive notice and to vote at the meeting.

                                       By Order of the Board of Directors



                                       /s/  Michael M. Fleishman
                                       ------------------------------------
                                       Michael M. Fleishman
                                       Secretary


Birmingham, Alabama
April 12, 1999


                                  IMPORTANT:
                                  ----------

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON

                               PJ AMERICA, INC.
                              2300 Resource Drive
                          Birmingham, Alabama  35242


                                _______________

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 25, 1999

                                _______________

                              GENERAL INFORMATION

     This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of PJ America, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Hyatt Regency Hotel, 320 West Jefferson, Louisville, Kentucky on Tuesday, May 25, 1999, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 12, 1999.

     A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the amendment to the 1996 Stock Ownership Incentive Plan, FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

     The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials are being distributed by Corporate Investor Communications, Inc. for a fee of approximately $1,000. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                       RECORD DATE AND VOTING SECURITIES

     The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on April 1, 1999, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 2300 Resource Drive, Birmingham, Alabama 35242. At the Record Date, there were 5,800,310 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

            SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the common stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the summary compensation table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock.

                                            Number of           Percent of
Directors and Executive Officers           Shares (1)            Class (2)
--------------------------------------------------------------------------
Richard F. Sherman (3)                        342,639   (4)           5.9%
Douglas S. Stephens (3)                       292,464   (5)           5.0%
D. Ross Davison                                14,375   (6)             *
James S. Riekel                                59,544   (7)           1.0%
Robert W. Curtis, Jr.                          15,211   (8)             *
John D. Rose                                        -                   *
Michael M. Fleishman                          241,530   (9)           4.2%
Martin T. Hart                                132,000  (10)           2.3%
Frank O. Keener                               361,603  (11)           6.2%
Stephen P. Langford (3)                       214,164  (11)           3.7%
Charles W. Schnatter                           19,883  (12)             *
All directors and executive officers
as a group (11 persons, including
those named above)                          1,693,413                29.2%

                                         Numbers of           Percent of
Other 5% Beneficial Owners               Shares (1)           Class (2)
------------------------------------------------------------------------
Maynard Capital Partners, L.L.C.
5151 Glenwood Avenue
Raleigh, North Carolina  27612              674,606  (13)          11.6%

----------------------
* Represents less than 1% of class

(1) Based upon information furnished to the Company by the named persons, and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown.
(2) Based on 5,800,310 shares outstanding as of April 1, 1999, the Record Date for the Annual Meeting.
(3) Mr. Sherman's address is 202 Schooner Lane, Duck Key, Florida 33050. Mr. Stephen's address is PJ America, Inc., 2300 Resource Drive, Birmingham, Alabama 35242. Mr. Fleishman's address is Greenebaum Doll & McDonald PLLC, 3300 National City Tower, Louisville, Kentucky 40202. Mr. Keener's address is 4613 Granny White Pike, Nashville, Tennessee 37220. Mr. Langford's address is 2300 Resource Drive, Birmingham, Alabama 35242.
(4) Includes 305,581 shares held by Mr. Sherman, as trustee of the Richard Sherman Trust, and 20,058 shares held by his family members. Includes options to purchase 17,000 shares exercisable within 60 days of the record date.
(5) Includes options to purchase 50,000 shares exercisable within 60 days of the record date.
(6) Includes options to purchase 14,375 shares exercisable within 60 days of the record date.
(7) Includes options to purchase 21,250 shares exercisable within 60 days of the record date.
(8) Includes options to purchase 13,625 shares exercisable within 60 days of the record date.
(9) Includes 13,000 shares held by Mr. Fleishman's wife, and 3,000 shares held by Mr. Fleishman's wife as custodian for their minor child. Mr. Fleishman disclaims beneficial ownership of shares owned by his wife. Also includes options to purchase 17,000 shares exercisable within 60 days of the record date.
(10) Includes an aggregate of 100,000 shares held by H Investment Company LLP. Includes an option to purchase 7,000 shares exercisable within 60 days of the record date.
(11) Includes options to purchase 7,000 shares exercisable within 60 days of the record date.
(12) Mr. Schnatter is a director and Senior Vice President, General Counsel and Secretary of Papa John's International, Inc. ("PJI"). Excludes 225,000 shares of common stock beneficially owned by PJI pursuant to a presently exercisable warrant. Mr. Schnatter disclaims beneficial ownership of the securities underlying this warrant. Includes an option to purchase 7,000 shares exercisable within 60 days of the record date.
(13) As disclosed in a Schedule 13G filed with the Commission. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates as of December 31, 1998.

                           1. ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for a classified board of directors with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and the Board size is currently fixed at seven members. Michael M. Fleishman and Martin T. Hart are the members of the class to be elected at the Annual Meeting, for a three-year term expiring at the annual meeting to be held in 2002. The remaining five directors will continue to serve in accordance with their previous elections.

     It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast.

     Set forth below is information concerning the nominees and the other directors who will continue in office, each of whom is currently a member of the Board.

                                                                                     Director
Name                                         Age    Position or Office                Since
---                                          ---    ------------------               --------
NOMINEES FOR ELECTION TO THE BOARD
  For a 3-Year Term Expiring in 2002

Martin T. Hart                               63     Director                           1992
Michael M. Fleishman                         54     Vice Chairman, Director            1991
                                                    and Secretary


DIRECTORS CONTINUING IN OFFICE
      Term Expiring in 2001

Richard F. Sherman                           55     Chairman and Director              1991
Frank O. Keener                              56     Director                           1991
Douglas S. Stephens                          35     Director, Chief Executive          1991
                                                    Officer and President

DIRECTORS CONTINUING IN OFFICE
      Term Expiring in 2000

Stephen P. Langford                          45     Director                           1991
Charles W. Schnatter                         37     Director                           1996

     Martin T. Hart has served as a director of the Company or certain predecessors since 1992. Mr. Hart is a Denver-based private investor. Mr. Hart has been a Trustee of MassMutual Corporate Investors and MassMutual Participation Investors since 1991. Mr. Hart serves on the Board of Directors of Schuler Homes, Inc., Optical Securities Group, Inc., T-Netix, Inc., and Ardent Software, Inc.

     Michael M. Fleishman has served as a director and Secretary of the Company or certain predecessors since 1991. In June 1997 he became Vice Chairman of the Board. Since 1970, Mr. Fleishman or his professional service corporation has been a member of the law firm of Greenebaum Doll & McDonald PLLC, which provides legal services to the Company. Mr. Fleishman served as a director of Chi-Chi's, Inc. from 1983 to 1987. Mr. Fleishman also served as a director of Rally's Hamburgers, Inc. from 1988 through April 1996.

     Richard F. Sherman has served as director and Chairman of the Board of the Company or certain predecessors since 1991. Mr. Sherman is a private investor who has been a franchisee and a consultant to Papa John's International, Inc. ("PJI") since 1991. From 1993 to present, Mr. Sherman has been a director of PJI. From 1987 to 1991, Mr. Sherman was Chairman of the Board and President of Rally's Hamburgers, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman also serves on the board of directors of Taco Cabana, Inc., and Reed's Jewelers, Inc.

     Frank O. Keener has served as a director of the Company or certain predecessors since 1991. From 1993 to 1998, Mr. Keener served as Executive Vice President of First American National Bank, Nashville, Tennessee. From 1991 to 1993, Mr. Keener served as Senior Vice President of Dominion Banks. From 1989 to 1990, Mr. Keener was President and Chief Executive Officer of the Kentucky Lottery Corporation.

     Douglas S. Stephens has served as a director, President and Chief Executive Officer of the Company or certain predecessors since 1991. From 1989 to 1991, Mr. Stephens was the Vice President of Information Systems for the Kentucky Lottery Corporation. From 1986 to 1989, Mr. Stephens was a systems consultant for Andersen Consulting, a division of Arthur Andersen, LLP, an international professional services firm.

     Stephen P. Langford has served as a director of the Company or certain predecessors since 1991. Mr. Langford has been involved in the television industry since 1979. From November, 1998 to present (and from 1987 to 1997), Mr. Langford is the General Sales Manager of WAVE TV, an NBC affiliate. From January 1997 to October 1998, Mr. Langford was the General Manager of WFIE NBC-14. Mr. Langford currently serves on the Executive Board of the Sales Advisory Council of the Television Bureau of Advertising and as Chairman of the fifth district of the American Advertising Federation.

     Charles W. Schnatter has served as a director of the Company since August 1996. Mr. Schnatter has served as General Counsel and Secretary of PJI since 1991 and has been a director and a Senior Vice President of PJI since 1993. From 1988 to 1991, Mr. Schnatter was an attorney with Greenebaum Doll & McDonald PLLC. Mr. Schnatter was a franchisee of PJI from 1989 to 1997.

Meetings of the Board of Directors

     The Board met on four occasions during 1998. Each director attended at least 75% of the meetings of the Board and its committees on which such director served during his period of service in 1998.

Committees of the Board of Directors

     In addition to an Executive Committee, which is comprised of Richard F. Sherman and Douglas S. Stephens, the Board of Directors has standing Compensation and Audit Committees. The Board does not have a nominating committee or other committee serving a similar function.

     The Compensation Committee is comprised of Messrs. Sherman, Fleishman, Hart and Langford. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans and administer the 1996 Stock Ownership Incentive Plan. The Compensation Committee met twice in 1998.

     The Audit Committee is comprised of Messrs. Sherman, Schnatter, Hart and Keener. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met twice in 1998.

Compensation of Directors

     Directors who are not also employees of the Company are eligible to participate in the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Director Plan, directors received an initial, one-time grant of an option to purchase 12,000 shares of common stock at the initial public offering price. All other options have been and will be granted at fair market value at the date of the grant. In addition, new non-employee directors, upon their initial election to the Board, will be awarded an initial option to purchase 12,000 shares of Common Stock upon joining the board. Each non-employee director is eligible to receive an additional option to purchase 4,000 shares of common stock on each anniversary date of the initial grant. Options vest in four equal annual installments, beginning on the first anniversary of their grant date.

     Richard Sherman and Michael Fleishman, Chairman and Vice Chairman of the Board, respectively also receive an option to purchase an additional 5,000 shares on each July 1, which options vest after six months.

     Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its other executive officers for services rendered in all capacities to the Company for the years indicated.

                                     SUMMARY COMPENSATION TABLE (1)
                                                                                            Long-Term
                                                                                           Compensation
                                                                                              Awards
                                                                                           -------------
                                                                                            Securities
                                                                          Other             Underlying
       Name and                                                           Annual               Stock
  Principal Position           Year      Salary ($)    Bonus ($)      Compensation (2)       Options (#)
--------------------------------------------------------------------------------------------------------
Douglas S. Stephens            1998      $100,000       $20,000           $     0              41,368
 President and Chief           1997        80,000             0                 0              25,000
 Executive Officer             1996        80,000        47,250                 0              62,500

D. Ross Davison                1998      $ 80,000       $20,000           $     0              26,321
 Chief Financial               1997        75,000        15,000            31,833              17,500
 Officer and Treasurer         1996        37,500         7,500                 0              27,500

James S. Riekel                1998      $ 80,000       $12,500           $51,056              26,321
 Vice President -              1997        60,000        30,000                 0              15,000
 Regional Operations           1996        10,000         5,000                 0              20,000

Robert W. Curtis Jr. (3)       1998      $ 65,000       $27,500           $     0              21,934
 Vice President -
 Regional Operations

John D. Rose (3)               1998      $ 22,500       $     0           $     0              36,321
 Vice President - Real
 Estate & Development

-----------------------

(1) Except as otherwise indicated, perquisites and other personal benefits paid to each named executive officer were less than 10% of the officer's annual salary and bonus.
(2)  Reimbursement for moving expenses.
(3)  First became an executive officer of the Company in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information as to stock options granted to the named executive officers during the 1998 fiscal year. The Company does not grant stock appreciation rights ("SARs").

                                            % of
                                            Total
                                           Options                                  Potential Realizable
                       # of Securities    Granted to     Exercise                      Value at Assumed
                       Underlying         Employees      or Base                    Annual Rates of Stock
                       Options            in Fiscal       Price     Expiration       Price Appreciation
        Name           Granted (1) (3)      Year        ($/Share)      Date          for Option Term (2)
----------------------------------------------------------------------------------------------------------
                                                                                    5%  ($)       10%  ($)
                                                                                   --------       --------
Douglas S. Stephens        41,368           10.5%         $13.25     10/08/08      $344,720       $873,568

D. Ross Davison            26,321            6.7%         $13.25     10/08/08      $219,333       $555,821

James S. Riekel            26,321            6.7%         $13.25     10/08/08      $219,333       $555,821

Robert W. Curtis Jr.       21,934            5.6%         $13.25     10/08/08      $182,776       $463,180

John D. Rose               36,321            9.2%         $13.25     10/08/08      $302,663       $766,991

------------------------

(1) All options were awarded under the 1996 Stock Ownership Incentive Plan (the "Incentive Plan"), have a term of 10 years and vest immediately in the event of a change in control of the Company.
(2) Assumed annual appreciation rates are set by the Securities and Exchange Commission and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If the Company's Common Stock does not increase in value, the options are valueless.
(3) These options become exercisable in four equal annual installments beginning October 8, 1999.

                      AGGREGATE OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to unexercised stock options held by the named executive officers at the end of the Company's 1998 fiscal year. There were no exercises in 1998. Also, there were no SARs outstanding at the 1998 fiscal year-end.

                                 Number of Unexercised                Value of Unexercised
                                      Options at                     In-the-Money Options at
                                  Fiscal Year-End (#)                Fiscal Year-End ($) (1)
                                 ---------------------               -----------------------
Name                        Exercisable      Unexercisable       Exercisable      Unexercisable
----                        -----------      -------------       -----------      -------------

Douglas S. Stephens              43,750             85,118          $230,688           $432,563

D. Ross Davison                  22,500             48,821           115,738            244,184

James S. Riekel                  17,500             43,821            89,150            217,596

Robert W. Curtis Jr.             11,750             33,684            61,465            168,503

John D. Rose                          0             36,321                 0            177,246

---------------------

(1) Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($18.13) as reported on the Nasdaq Stock Market on December 24, 1998, the last trading day of the Company's 1998 fiscal year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 1998.

     Compensation Principles. The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1996 Stock Ownership Incentive Plan (the "Incentive Plan"). The Compensation Committee believes the following principles are important in compensating executive officers:

     . Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

     . Incentive compensation should be awarded based on the achievement of growth or operational targets at the Company, as appropriate to the executive officer; and

     . Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

     The Company's executive officers are compensated through a combination of salary, stock option or cash bonuses and awards under the Incentive Plan, each of which is discussed below.

     Annual Salary. The Committee reviews salary levels on an annual basis with the Chief Executive Officer and the Company's other senior managers, and makes adjustments as appropriate or necessary to keep employees motivated. The Committee gives great weight to the Chief Executive Officer's recommendations as to annual salary levels of the Company's executive officers.

     Bonus Programs. The Board of Directors of the Company established a 1998 Bonus Program at the beginning of the 1998 fiscal year. Under the Bonus Program, executive officers and other key employees are eligible to earn cash bonuses based on the achievement of operating or earnings goals established at the beginning of each fiscal year by the Board of Directors.

     1996 Stock Ownership Incentive Plan Awards. In October 1996, the Compensation Committee and Board of Directors established the Company's 1996 Stock Ownership Incentive Plan (the "1996 Plan"). The 1998 grants of options to purchase shares of Common Stock were granted with an exercise price of $13.25 per share, the fair market value on the date of grant, and will become exercisable in four equal semi-annual installments, beginning on October 8, 1999. In 1998, options (ranging from 21,934 to 41,368 shares) were awarded to executive officers under the Incentive Plan.

     The 1996 Stock Ownership Plan ("1996 Plan") provides for the granting of any of the following awards to eligible employees of the Company and its subsidiaries: (i) stock options which do not constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended ("non qualified stock options"); (ii) incentive stock options; (iii) restricted shares; and (iv) performance units. The 1996 Plan is intended to provide incentives and rewards for employees to support the implementation of the Company's business plan and to associate the interests of employees with those of the Company's stockholders.

     The Committee believes that stock options and other equity-based incentives are a valuable tool in encouraging executive officers and other employees to align their interests with the interests of the stockholders and to manage the Company for the long-term. Non-qualified options to purchase 125,944 shares of the Company's Common Stock were granted to all executive officers (including the Company's Chief Executive Officer) in 1998, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant. The options become exercisable in four equal annual installments, beginning on October 8, 1999.

     Compensation of Chief Executive Officer. Consistent with the compensation policies and components described above, the Board of Director determined the salary and bonus received by Douglas S. Stephens, Chief Executive Officer and President of the Company, for services rendered in 1998. Mr. Stephens received a base salary of $100,000 for 1998, and a bonus of $20,000. Mr. Stephens also received a non-qualified option to purchase 41,368 shares of the Company's Common Stock pursuant to the 1996 Plan described above for his actual and potential contribution to the Company.

     OBRA Deductibility Limitation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. The Company has determined not to take any action at this time with respect to its compensation plans to seek to meet these criteria.

                                                          COMPENSATION COMMITTEE

                                                              Richard F. Sherman
                                                            Michael M. Fleishman
                                                                  Martin T. Hart
                                                             Stephen P. Langford

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Merger. The Company acquired the business and operations of Extra Cheese, Inc., Twice the Cheese, Inc., Textra Cheese Corp., PJVA, Inc., and PJV, Inc. (the "Predecessor Companies") in a reorganization. Pursuant to an Agreement dated June 10, 1996 as amended July 10, 1996, and a Plan of Merger (the "Reorganization"), the stockholders of the Predecessor Companies received shares of Common Stock of the Company in the proportion determined by the respective boards of directors of each of the Predecessor Companies through arm's length negotiations. The factors considered by each of the Predecessor Companies in determining exchange ratio included revenues, financial condition and results of operations, and past and projected earnings for each Predecessor Company. An aggregate of 3,000,000 shares of Common Stock was issued to the stockholders of the Predecessor Companies in the Reorganization. The following officers, directors and 5% stockholders of the Company received the number of shares of Common Stock listed opposite their name in the Reorganization.

                                         Number
               Name                     of Shares
               ----                     ---------

               Douglas S. Stephens      292,464
               Richard F. Sherman       661,551
               James S. Riekel           60,294
               Michael M. Fleishman     356,430
               Martin T. Hart           248,711
               Frank O. Keener          522,603
               Stephen P. Langford      292,464
               Michael J. Grisanti      248,713
               Jack A. Laughery         324,080

     Indemnification Agreement. The Predecessor Companies and each of their stockholders (which includes certain officers, directors and 5% stockholders of the Company) entered into an Indemnification Agreement (the "Indemnification Agreement") pursuant to which the stockholders of the Predecessor Companies made customary representations and warranties to the Company with respect to the business, assets, financial condition and operations of the Predecessor Companies. In addition, the stockholders of the Predecessor Companies have indemnified the Company which ended April 30, 1998, against breaches of such representations and warranties as well as other breaches of the Indemnification Agreement, or breaches of the June 10, 1996 Agreement (as amended July 10, 1996) or the Plan of Merger. The stockholders of the Predecessor Companies had established an escrow account in support of such indemnities, which has been funded with an aggregate of $1,000,000 in cash and 300,000 shares of Common Stock received in the Reorganization. As no claims were made in connection with the reorganization, such funds were returned to the stockholders of the Predecessor Companies. In general, the Indemnification Agreement provided the sole remedy for claims brought in connection with the Reorganization and the aggregate amount of the claims was limited to the cash and shares deposited in the escrow account.

     Registration Rights Agreement. The Company has granted certain registration rights to the stockholders of the Predecessor Companies, who received shares of Common Stock of the Company in connection with the Reorganization. The Company also has granted certain registration rights to PJI in connection with the warrant issued to PJI to purchase 225,000 shares of Common Stock. The Company will pay the fees and expenses of the registrations, while such stockholders and PJI will pay all underwriting discounts and commissions. These registration rights expire October 30, 2001, and are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by such stockholders and PJI included in such registration.

     PJI Warrant. In connection with the Company's initial public offering, the Company issued a warrant to PJI to purchase 225,000 shares of Common Stock. The purchase price for each share of Common Stock is $11.25 per share was equal to 90% of the initial public offering price per share. The warrant was issued in consideration for, among other things, the rights to enter into development agreements for Ventura, Kern, San Luis Obispo and Santa Barbara counties in California; Vancouver, Canada and the surrounding area; and Puerto Rico; as well as PJI's waiver of its $3,000 per market transfer fee with respect to the restaurants acquired in the Reorganization as well as any other Papa John's restaurants acquired by the Company prior to October 30, 1997. The Company expects to pay all standard development and franchise fees in connection with opening restaurants in these territories. The warrant is exercisable in whole or in part at any time prior to October 30, 2001. In addition, the warrant will be transferable subject to applicable securities laws restrictions.

Other Transactions and Agreements

     Right of First Refusal (Iowa markets). PJIowa, LC holds the Papa John's Development and franchise rights for Papa John's restaurants in Iowa, including the Moline and Rock Island, Illinois areas, but excluding the Council Bluffs area. The Company has obtained a right of first refusal to acquire such franchise and development rights; however, there is no agreement or understanding between the Company and PJIOWA, LC or its stockholders for the Company to acquire such entity or any of its assets. PJIOWA, LC is owned in part by the following officers, directors and/or 5% stockholders of the Company:
Messrs. Riekel (2.5%), Sherman (21.0%), Laughery (21.0%), Hart (18.0%) and Grisanti (18.0%). The right of first refusal expires in August 2001.

     Acquisition of PJ Utah, LLC. In September 1998, PJ America, Inc. purchased PJ Utah, LLC, which owned a 30 store Papa John's Pizza territory in Utah (12 restaurants operating at the time of acquisition). The purchase price was $.8 million in cash plus the assumption of $2.5 million of debt, which was immediately repaid. PJ Utah, LLC, was previously owned by the following officers, directors and/or 5% stockholders of the Company: Messrs. Davison (2.0%), Fleishman (11.5%), Grisanti (7.75%), Hart (7.75%), Keener (16.75%),
Langford (9.25%), Laughery (10.25%), Riekel (2.0%), Sherman (19.5%) and Stephens (9.25%).

     Prior to the acquisition of PJ Utah, LLC, the Company provided operational supervision and managerial services (e.g., payroll, accounting, tax, human resources and other administrative services) to PJ Utah, LLC on a fee for service basis. The cost to PJ Utah, LLC for such services was $20,000 per month. The Predecessor Companies began providing such services on August 1, 1996, and believes these fees were comparable to fees that would be charged by unaffiliated third parties for comparable services. PJ Utah, LLC paid management fees of $160,000 to the Company in 1998.

Acquisition of PJ Louisiana, Inc. In May 1998, the Company acquired a 22 restaurant territory in Southern Louisiana, which included nine existing restaurants, five restaurants under development, and development rights for eight additional restaurants. The purchase price was $4.3 million in cash and a short term note payable to sellers, plus the assumption of $1.4 million of debt, which was immediately retired. PJ Louisiana, Inc. was owned by the following officers and directors: Messrs. Keener (19.0%), Fleishman (19.5%), Langford (19.5%), Sherman (19.5%), Stephens (19.5%), and Curtis (2.5%). Prior to the acquisition. PJ Louisiana, Inc. paid management fees of $28,000 in 1998.

               Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                               PJ America, Inc.

Prepared by the Center for Research in Security Prices
Produced on 03/12/99 including  data to 12/24/1998

[GRAPH APPEARS HERE]




CRSP Total Returns Index for:                   10/1996 12/1996 06/1997 12/1997 06/1998 12/1998
----------------------------                    ------- ------- ------- ------- ------- -------
PJ AMERICA, INC.                                  100.0   116.8   103.8    88.5   109.2   110.7
Nasdaq Stock Market (US Companies)                100.0   106.1   119.4   125.0   154.7   180.5
NASDAQ Stocks (SIC 5800-5899 US Companies)        100.0    99.8    92.8    84.8    90.0    76.3
Eating and drinking places

Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

    D. The index level for all series was set to $100.0 on 10/25/1996.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Market. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 1998.

         PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1996 STOCK
                           OWNERSHIP INCENTIVE PLAN

     The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Company's 1996 Stock Ownership Incentive Plan (the "Incentive Plan"). This amendment is being made to increase the number of shares of Common Stock reserved for issuance under the Incentive Plan from 600,000 shares to 1,000,000 shares. At March 27, 1999, options to purchase 690,082 shares of Common Stock were outstanding. At March 27, 1999, 236,718 shares would have been available for issuance under the Incentive Plan if this amendment is approved. The Company has issued an option to purchase 41,368, 26,321, 26,321, 21,934, and 36,321 shares to Douglas S. Stephens, D. Ross Davison, James S. Riekel, Robert W. Curtis Jr. and John D. Rose respectively and options to purchase 11,017 shares to employees who are not executive officers, subject to approval of this amendment. The proposed amendment does not affect the provision in the Incentive Plan that limits the maximum aggregate number of shares of restricted stock (which is limited to 20% of shares subject to the plan) which may be issued under the Incentive Plan.

     Upon stockholder approval of the amendment, the Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the additional shares issuable under the Incentive Plan.


Description of the Incentive Plan

     The Incentive Plan was approved by the Company's Board of Directors and stockholders in 1996. The Incentive Plan permits the award to the Company's employees of performance units (which may be paid in cash or shares of Common Stock), restricted stock and stock options. The Incentive Plan currently reserves for issuance an aggregate of 600,000 shares of Common Stock, no more than 225,000 shares of which may be issued in the form of restricted shares. The Incentive Plan is intended to advance the interests of the Company and its stockholders by encouraging employees, who are largely responsible for the long-term success and development of the Company, to acquire and retain an ownership interest in the Company. The Company believes that equity incentives represented by stock options enhance the Company's ability to attract and retain needed personnel. The amendment to the Incentive Plan increases the number of shares of Common Stock reserved for issuance under the Incentive Plan by 400,000 shares.

     Employees of the Company are eligible to receive awards under the Incentive Plan when designated by the committee responsible for administering the Incentive Plan (the "Committee"). The Committee may designate eligible employees as it deems appropriate. At December 27, 1998, the Company had approximately 4,000 employees.

     Restricted stock consists of shares of Common Stock which are sold or transferred by the Company to an employee at a price which may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the employee.

     Performance units are rights to receive a payment from the Company which may be payable in cash or shares of Common Stock or both, provided certain performance standards are met. The Incentive Plan provides that the Committee will determine the performance goals based on business income on equity for a region, subsidiary or other unit of the Company ("Performance Goals"). The Committee may establish more than one level of performance criteria such that a portion of the maximum number of performance units is allocated if a level (other than the highest level) is attained. The Committee also determines the number of performance units to be granted. The Committee is required to establish Performance Goals applicable to a fiscal year within 90 days of the commencement of that year. Moreover, the Committee is required to certify that the Performance Goals have been satisfied prior to the payment of any units. To date, no performance units have been awarded under the Incentive Plan.

     The Committee may also grant stock options under the Incentive Plan. The Committee determines the number and the purchase price of the shares of Common Stock subject to an option, the term of each option and the time or times during its term when the option becomes exercisable. The term of a stock option may not exceed ten years from the date of grant and generally may not be exercised earlier than six months after the date of grant. No stock option will be issued with an exercise price below the fair market value of a share of Common Stock on the date of grant. On the Record Date, the closing price per share of the Company's Common Stock as reported on the Nasdaq Stock Market was $23.13.

     Stock options granted under the Incentive Plan may be either incentive stock options ("ISOs") which quality under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options that do not so qualify ("NQSOs"). ISOs granted to any employee holding more than 10% of the combined voting power of all classes of stock of the Company must be granted with an exercise price of not less than 100% of fair market value. To date, no ISOs have been awarded under the Incentive Plan. Optionees may exercise options under the Incentive Plan by paying cash, tendering shares of Common Stock or through a cashless exercise procedure. Upon a Change in Control (as defined in the Incentive Plan) of the Company, all outstanding options will become fully vested and immediately exercisable.

     The number of shares of Common Stock available for issuance under the Incentive Plan will be adjusted in the event of a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock. Shares of Common Stock subject to, but not delivered under, an award terminating or expiring for any reason generally will be available for the grant of future awards under the Incentive Plan.

     The Incentive Plan will terminate on the earliest to occur of (i) the date when all shares of Common Stock available under the Incentive Plan have been acquired through the exercise of options, lapse of restrictions or payment of benefits under the Incentive Plan, (ii) October 24, 2006, or (iii) such earlier date as the Board of Directors may determine. The Board may amend, modify or terminate the Incentive Plan, but may not, without the prior approval of stockholders, make any amendment which would materially increase the benefits accruing to participants under the Incentive Plan, materially increase the total number of shares of Common Stock which may be issued under the Incentive Plan or materially modify the class of employees eligible to participate in the Incentive Plan, if such approval is required by the Code, Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction over the Company. No amendments of the Incentive Plan will impair the rights of any participant without such participant's consent.


Federal Income Tax Consequences

     Because tax results may vary due to individual circumstances, participants in the Incentive Plan are urged to consult their personal tax advisors regarding tax consequences of awards or grants, or the sale of any shares received, under the Incentive Plan. The Federal income tax consequences of awards under the Incentive Plan, as described below, will not be impacted by the proposed amendment.


     Non Qualified Stock Options

     The granting of a NQSO does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in am amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. The Company is entitled to a corresponding Federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.


     Incentive Stock Options

     In the case of an ISO, an optionee will not recognize any taxable income at the time of grant and the Company will not be entitled to a Federal income tax deduction. No income will be recognized by an optionee at the time of exercise of the ISO. If the optionee holds the shares acquired upon exercise of the ISO for at least two years from the date of grant of the ISO and at least one year from the date of exercise, the optionee would realize taxable long-term capital gain or loss upon a subsequent sale of the shares at a price different from the option price. If the foregoing holding period is met, no deduction would be allowed to the Company for Federal income tax purposes at any time. If, however, the optionee disposes of the shares prior to satisfying the required holding period, generally (1) the optionee would realize ordinary income in the year of such disposition in am amount equal to the difference between (a) the fair market value of such shares on the date of exercise or (b) the sales price, whichever is less, and the option price; (2) the Company would be entitled to a deduction for such year in the amount of the ordinary income so realized; and
(3) the optionee would realize capital gain in am amount equal to the difference between (a) the amount realized upon the sale of the shares and (b) the option price plus the amount of ordinary income, if any, realized upon the disposition.


     Restricted Stock

     In the absence of an election under section 83(b) of the Code ("Section 83(b) Election"), a participant who received restricted stock will recognize no income at the time of issuance. When the restriction period expires with respect to shares of restricted stock, a participant will recognize ordinary income equal to the fair market value of the shares as of the date the restrictions expire over the amount paid for such shares (if any). The participant's basis for the shares is equal to the amount paid (if any) plus the ordinary income recognized, and the holding period begins just after the restriction period ends.

An employee may, however, make a Section 83(b) Election to include in income in the year of purchase or grant the excess of the fair market value of the shares (computed without regard to the restrictions) on the date of purchase or grant over their purchase price. The Company will be entitled to a deduction in the same year and in the same amount as income is recognized by the participant. If a Section 83(b) election is made, a participant's basis for the shares will be the amount paid for the shares, if any, plus the ordinary income recognized.


     Performance Units

     Generally, performance units granted to a participant will be taxable to the participant in the amount of cash and the fair market value of shares received. The Company will be entitled to a deduction for such amount at the time it is includible in the income of the participant.

     The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the above-described amendment to the Incentive Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE PLAN. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.

3.   RATIFICATION OF THE SELECTION OF AUDITORS

     The Board of Directors will request stockholders to ratify its selection of Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 26, 1999. Ernst & Young LLP has audited the Company's financial statements since 1996. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


                                OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgement.


                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at next year's Annual Meeting of Stockholders must be received by the Company by December 12, 1999, to be considered for inclusion in the Company's proxy materials for such meeting. If a stockholder intends to present a proposal at next year's Annual Meeting of Stockholders, but has not sought the inclusion of such proposal in the Company's proxy materials, such proposal must be received by the Secretary of the Company prior to (Date would be 45 days prior to the actual mailing date in 2000) or the Company's appointed proxies for next year's Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's proxy materials. In addition, a stockholder who wishes to introduce a proposal at an annual meeting of stockholders, regardless of whether the stockholder wants the proposal included in the Company's proxy materials, must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Chief Financial Officer of the Company at its principal executive offices at 2300 Resource Drive, Birmingham, Alabama 35242.


                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders on Form 10-K for the fiscal year ending December 27, 1998, accompanies this Proxy Statement.


                                        By Order of the Board of Directors


                                        /s/  Michael M. Fleishman
                                        ---------------------------
                                        Michael M. Fleishman
                                        Secretary

Birmingham, AL
April 12, 1999

                               PJ AMERICA, INC.
                              2300 RESOURCE DRIVE
                           BIRMINGHAM, ALABAMA 35242
                        ANNUAL MEETING OF STOCKHOLDERS


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned, a stockholder of PJ AMERICA, INC., a Delaware corporation (the "Company"), hereby appoints RICHARD F. SHERMAN, DOUGLAS S. STEPHENS and D. ROSS DAVISON, and each of them, as the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of common stock of the Company as designated below which the undersigned would be entitled to vote if he were present at the annual meeting of Stockholders to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, at 11:00 a.m. (EDT), on May 25, 1999, and at any adjournment thereof.

THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW AND FOR PROPOSAL NOS. 2 AND 3.

1.   ELECTION OF DIRECTORS:
     [_]  FOR all nominees listed below (except as marked to the contrary below)
     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

     Michael M. Fleishman and Martin T. Hart.
     (or any substitute nominee should any of the above become unavailable for any reason)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
              __________________________________________________

2. AMENDMENT TO THE PJ AMERICA, INC. 1996 STOCK OPTION INCENTIVE PLAN: To increase the number of shares available for issuance under the plan.

3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS: Ratify the appointment of ERNST & YOUNG LLP as PJ America, Inc.'s Independent Certified Accountants for the fiscal year ending December 26, 1999.
     [_]  FOR
     [_]  AGAINST
     [_]  ABSTAIN

4. DISCRETIONARY AUTHORITY: In their discretion, the Proxies are authorized to vote in accordance with their judgement upon such other business as may properly come before the meeting or any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2 AND 3 AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 12, 1999, and a copy of the Company's Annual Report for the fiscal year ended December 28, 1998.

     Please mark, sign, date, and return this proxy in the enclosed envelope. No postage is required if mailed within the United States.


     Date: __________________ , 1999     _______________________________________
                                         Signature


     Date: __________________ , 1999     _______________________________________
                                         Signature (if jointly held)

     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, the President or other authorized officer should sign in the full corporate name. If a partnership, an authorized person should sign in partnership name.